Exhibit 5

                            August 4, 2009

Consumers Bancorp, Inc.

614 East Lincoln Way

P.O. Box 256

Minerva, OH 44657

Ladies and Gentlemen:

We have acted as counsel for Consumers Bancorp, Inc., an Ohio corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of 250,000 shares of Common Stock, no par value (the “Common Stock”) to be issued from time to time by the Company pursuant to the terms of its Dividend Reinvestment and Stock Purchase Plan. As your counsel, we have collaborated in the preparation of the Registration Statement on Form S-3 (the “Registration Statement”) to be filed by you with the Securities and Exchange Commission as of the date hereof to effect the registration pursuant to the Act of the Common Stock.

In this connection, we have examined such Company records, certificates and all other documents, and have made such examination of law, which we deem necessary to render the opinions set forth below. Each capitalized term used herein, unless otherwise defined herein, has the meaning ascribed to it in the Registration Statement.

Attorneys involved in the preparation of this opinion are admitted to practice law only in the State of Ohio and we express no opinion herein concerning any law other than the federal laws of the United States of America and the laws of the State of Ohio. For the purpose of giving the opinions set forth below, we have assumed the following with respect to each sale of the Common Stock: (i) that each sale will be pursuant to the terms and conditions as contemplated in the Registration Statement, which will have become and will remain effective under the Act; (ii) that all necessary Company actions, approvals, and authorizations will have been taken or obtained, and that such actions will be in conformity with applicable law; (iii) that all necessary filings and approvals with any regulatory authority will have been made and obtained, including, without limitation, the fixing of terms with respect to any security, and that such actions will be in conformity with applicable law; (iv) that the required consideration will have been received by the Company; and (v) that all parties, other than the Company, will have taken or obtained any and all necessary actions, authorizations and approvals, that such parties will be in conformity with applicable law and that any document executed and delivered by such parties will be enforceable against such parties.

Based upon and subject to the foregoing, we are of the opinion that the Common Stock, when issued and paid for as set forth in the Prospectus constituting a part of the Registration Statement (the “Prospectus”), will have been legally issued by the Company and will be fully paid and nonassessable.

The opinions set forth herein are rendered as of the date hereof, and we assume no obligation to update such opinions to reflect any facts or circumstances which hereafter may come to our attention or any changes of law which hereafter occur.

We hereby consent to the references to this firm under the caption “Legal Matters” in the Prospectus and to the filing of this opinion as an Exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ Squire, Sanders & Dempsey L.L.P.
SQUIRE, SANDERS & DEMPSEY L.L.P.